Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-135506) pertaining to the Novacea, Inc. 2006 Incentive Award Plan and the Amended 2001 Stock Option Plan of Novacea, Inc., the Registration Statement on Form S-8 (No. 333-150869) pertaining to the Novacea, Inc. 2006 Incentive Award Plan, the Registration Statement on Form S-8 (No. 333-157929) pertaining to the Transcept Pharmaceuticals, Inc. Amended and Restated 2002 Stock Option Plan, and the Registration Statement on Form S-8 (No. 333-157927) pertaining to the Transcept Pharmaceuticals, Inc. 2006 Incentive Award Plan of our report dated March 26, 2009, with respect to the financial statements of Transcept Pharmaceuticals, Inc. included in its Current Report (Form 8-K/A) dated March 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 26, 2009